UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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ExamWorks Group, Inc.
(Name of Registrant as Specified in its Charter)

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3280 Peachtree Road NE, Suite 2625
Atlanta, GA 30305

March 28, 2012

Dear ExamWorks Stockholder:

We are pleased to invite you to attend the 2012 Annual Meeting of Stockholders of ExamWorks Group, Inc., which will be held on Wednesday, May 9, 2012 at 10:00 a.m. Eastern Time, at the company’s global corporate headquarters, located at 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305.  Details of the business to be conducted at the annual meeting are given in the Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting of Stockholders to be held on May 9, 2012 (the “Notice”) and in the Proxy Statement.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules.  Consequently, the majority of stockholders will not receive paper copies of our proxy materials.  We will instead mail stockholders the Notice with instructions for accessing proxy materials and voting via the Internet.  The Notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.  This makes the proxy distribution process more efficient, while conserving resources.

Your vote is important and we encourage you to vote promptly.  For record holders, whether or not you are able to attend the annual meeting in person, please follow the instructions contained in the Notice on how to vote via the Internet, by phone, or request a paper proxy card to complete, sign and return by mail so that your shares may be voted.   If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

On behalf of the Board of Directors and management of ExamWorks, I extend our appreciation for your continued support.

Sincerely,
/s/ Richard E. Perlman
Richard E. Perlman Executive Chairman of the Board

EXAMWORKS GROUP, INC.
3280 Peachtree Road NE, Suite 2625
Atlanta, GA 30305

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON WEDNESDAY, MAY 9, 2012

NOTICE

Our Annual Meeting of Stockholders ("Annual Meeting") will be held:

Date:	Wednesday, May 9, 2012

Time:	10:00 a.m., Eastern Time

Location:	ExamWorks 3280 Peachtree Road Suite 2625 Atlanta, GA 30305

PURPOSE

•	Election of three Class II directors to the Board of Directors, each to serve a term of three years;

•	Ratification of appointment of KPMG LLP as independent registered public accountants for the year ending December 31, 2012; and

•	To transact such other business as may properly come before the meeting and any adjournment of the meeting.

PROCEDURES

•	Our Board of Directors has fixed March 12, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

•
Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting.  Stockholders who hold shares in “street name” (e.g., in a bank or brokerage account) must obtain a legal proxy form from their bank or broker to vote at the meeting. You will need to bring the legal proxy with you to the meeting, or you will not be able to vote at the meeting.

•
The proxy statement for our 2012 Annual Meeting of Stockholders and our annual report to stockholders on Form 10-K for the year ended December 31, 2011 are available on our website at www.examworks.com.  Additionally, and in accordance with Securities and Exchange Commission rules, you may access our proxy materials at www.proxyvote.com.

By Order of the Board of Directors,

/s/ Richard E. Perlman
Richard E. Perlman
Executive Chairman of the Board

March 28, 2012
Atlanta, Georgia

EXAMWORKS GROUP, INC.

3280 Peachtree Road NE, Suite 2625
Atlanta, GA 30305
________________

ANNUAL MEETING OF STOCKHOLDERS

To be held on May 9, 2012
________________

PROXY STATEMENT
________________

Purpose

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of ExamWorks Group, Inc., a Delaware corporation (“ExamWorks” or the “Company”), for use at the Annual Meeting of Stockholders of ExamWorks to be held on May 9, 2012, and at any adjournments or postponements thereof. Stockholders of record at the close of business on March 12, 2012, are entitled to notice of, and to vote at, the Annual Meeting. On March 12, 2012, we had 34,057,493 shares of common stock outstanding. The common stock is our only outstanding class of voting securities. This Proxy Statement and accompanying material, including the form of proxy, was first made available to the Company’s stockholders on or about March 28, 2012.

This Proxy Statement is being delivered along with our Annual Report on Form 10-K (which includes audited consolidated financial statements for our year ended December 31, 2011). As is the practice of many other companies, the Company is now providing proxy materials by a “notice and access” process through the Internet.  Those stockholders who wish to receive paper proxy materials may request them.

Voting Instructions

General – Shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner directed by the stockholder. If no direction is made, except as discussed below regarding broker non-votes, each proxy received will be voted:

1.	for the election of the Class II nominees for the Board named in this Proxy Statement;

2.	for the ratification of the selection of KPMG LLP as the Company’s independent registered public accountants for the year ending December 31, 2012; and

3.	in accordance with the judgment of the persons named in the proxy as to such others matters as may properly come before the Annual Meeting.

Signature Requirements — If stock is registered in the name of more than one person, each named person should sign the proxy. If the stockholder is a corporation, the proxy should be signed in the corporation’s name by a duly authorized officer. If a proxy is signed as an attorney, trustee, guardian, executor, administrator or a person in any other representative capacity, the signer’s full title should be given.

Revocation — A stockholder giving a proxy may revoke it at any time before the vote is cast at the Annual Meeting by (i) executing and returning to the General Counsel and Secretary of the Company, Clare Arguedas, at the Company’s principal office, or to the Company’s tabulation agent, Broadridge Financial Services, Inc., prior to the Annual Meeting either a written revocation or a proxy bearing a later date or (ii) voting in person at the Annual Meeting. Any stockholder who attends the Annual Meeting in person will not be considered to have revoked his or her proxy unless such stockholder affirmatively indicates at the Annual Meeting his or her intention to vote the shares represented by such proxy in person.

Quorum; Vote Required — The presence, in person or by proxy, of the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at the meeting is required to constitute a quorum at the meeting. The holders of common stock are entitled to one vote for each share they hold. The directors shall be elected by a plurality of the votes validly cast, in person or by proxy, at the Annual Meeting in the election of directors. The affirmative vote, of the holders of a majority in voting power of the shares of stock of the Company which are entitled to vote at the meeting and are present in person or by proxy, is required to ratify the selection of KPMG LLP as the Company’s independent auditor for the year ending December 31, 2012 by the Audit Committee of the Board.

Shares represented by proxies which indicate that the stockholders abstain as to the election of directors or to other proposals will be treated as being present for the purpose of determining the presence of a quorum and, other than for the election of directors, the number of votes cast with respect to each proposal. Consequently, an abstention will have the effect of a vote against with respect to proposals other than the election of directors.

If a broker does not receive instructions from the beneficial owner of shares of common stock held in street name for certain types of proposals it must indicate on the proxy that it does not have authority to vote such shares (a “broker non-vote”) as to such proposals. Shares represented by broker non-votes will be considered present for purposes of a quorum, but will not be considered voted with regard to or treated as present with respect to those proposals to which the broker non-votes relate. If a stockholder whose shares of common stock are held in “street name” by a brokerage firm does not instruct the broker how to vote in the election of directors, such stockholder’s broker will not be allowed to vote with respect to these proposals. As a result, if the proxy is returned by the broker, the shares represented thereby will be considered present for purposes of a quorum, but will not be treated as voted in the election of directors. Brokers are allowed to vote on behalf of beneficial owners without instruction in the ratification of the selection of auditors.

Expenses of Solicitation

Expenses incurred in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by a “notice and access” process through the Internet but, in addition, officers and other employees of Company may solicit proxies by telephone, in person or by other means of communication, but will receive no extra compensation for such services. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for costs incurred in connection with this solicitation.

MATTERS TO BE CONSIDERED

General

The following is a discussion of the matters to be presented for stockholder approval at the Annual Meeting:

PROPOSAL 1:

ELECTION OF DIRECTORS

Each of the nominees listed below has been nominated for re-election as a Class II director until the Annual Meeting of Stockholders to be held in 2015 and until their respective successors are elected. Each of the following nominees is presently serving as a director of ExamWorks.

In the event any nominee is not available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by the Board’s corporate governance and nominating committee (the “CGN Committee”). The Board has no reason to believe that any nominee will be unable or unwilling to serve as a director, if elected.

Information about Nominees for Election as Class II Directors

The following paragraphs provide information as of the date of this Proxy Statement about each nominee for Class II director. The information presented includes information each nominee has provided us about his age (as of March 12, 2012), all positions he holds, his principal occupation and business experience for the past five years and the names of other publicly-held companies for which he currently serves as a director or has served as a director during the past five years.

Peter B. Bach (47)
Background: Dr. Bach has been a director of the Company since July 2010. Dr. Bach is also an attending physician for the Department of Medicine, Memorial Hospital for Cancer and Allied Diseases, and holds a Full Member academic position with Memorial Sloan-Kettering Cancer Center. He is board certified in Internal Medicine, Pulmonary Medicine and Critical Care Medicine.

Additional Experience and Qualifications:  Dr. Bach has an extensive background in clinical medicine and medical policy.  Dr. Bach is a member of the working group on HIT for the President’s Council of Advisors on Science and Technology. From February 2005 to November 2006, Dr. Bach served as the Senior Advisor to the Administrator of the Centers for Medicare and Medicaid Services. From October 2004 to September 2009, Dr. Bach was an associate attending physician for the Department of Medicine, Memorial Hospital for Cancer and Allied Diseases and held an Associate Member academic position with Memorial Sloan-Kettering Cancer Center. Dr. Bach has been a licensed physician in Illinois from June 1995 to June 1997 and in New York since October 1998. Dr. Bach received a B.A. in English and American Literature from Harvard University, an M.D. from the University of Minnesota, and an M.A. in Public Policy from the Harris School of Public Policy at the University of Chicago.

Peter M. Graham (57)
Background: Mr. Graham has been a director of the Company since September 2010. Mr. Graham is currently the Chairman of the Board of Seventh Generation, Inc., a privately-held consumer products company, a position he has held since 2000. From November 1998 to November 2010, Mr. Graham was a director of Alloy, Inc., a media and marketing programs provider, where, prior to such provider going private, he served as chair of the audit committee and the compensation committee, two committees on which Mr. Graham also serves for the Company.

Additional Experience and Qualifications: Mr. Graham has key experience within the investment banking industry, and extensive knowledge of finance and capital markets.  From 1994 through December 2004, Mr. Graham held various positions with Ladenburg Thalmann Group Inc., an investment banking organization, including Principal, President, Vice Chairman and Managing Director of its principal subsidiary, Ladenburg Thalmann & Co. Inc. Mr. Graham joined Ladenburg Thalmann & Co. Inc. in 1976 after having attended the Wharton School of Business at the University of Pennsylvania.

William A. Shutzer (64)
Background: Mr. Shutzer has been a director of the Company since July 2010. Mr. Shutzer is also a member of the Board of Directors of Tiffany & Co. and WebMedia Brands Inc. (formerly known as Jupiter Media Corp.).  He has also served as a director of the following public companies during the past five years: American Financial Group (2003-2006); CSK Auto (2002-2008); and TurboChef Technologies (2003-2009).

Additional Experience and Qualifications:  Mr. Shutzer has vast knowledge and experience in finance, investment banking, investor relations and corporate strategy.  Mr. Shutzer currently serves as a Senior Managing Director of Evercore Partners, a financial advisory and private equity firm, a position he has held since April 2004. He previously served as a Managing Director of Lehman Brothers, an investment banking firm, from October 2000 through December 2003, a Partner in Thomas Weisel Partners LLC, a merchant banking firm, from September 1999 through June 2000, Chairman of Investment Banking of ING Baring Furman Selz LLC, an investment banking and brokerage firm, from January 1998 through June 1999, President of Furman Selz Inc., an investment banking and brokerage firm, from October 1996 through December 1997, Executive Vice President of Furman Selz, Inc., from March 1994 through September 1996 and a Managing Director of Lehman Brothers and its predecessors from September 1978 through February 1994. Mr. Shutzer received both his B.A. and M.B.A. degrees from Harvard University.

The Board Recommends a vote FOR the election of each of the nominees named above for election as Class II director.

Information About Directors Continuing in Office

The information presented includes information each continuing director has provided us about his age (as of March 12, 2012), all positions he holds, his principal occupation and business experience for the past five years and the names of other publicly-held companies for which he currently serves as a director or has served as a director during the past five years.

Name	Age	Class
Richard E. Perlman	65	Class III
James K. Price	53	Class III
J. Thomas Presby	72	Class I
David B. Zenoff	73	Class I

Richard E. Perlman has been our Executive Chairman of the Board since August 12, 2010. Previously, Mr. Perlman served as our Co-Chairman of the Board, Co-Chief Executive Officer and a director from July 2008. Mr. Perlman is also the President of Compass Partners, L.L.C. (“Compass Partners”), a merchant banking and financial advisory firm he founded in 1995 that specializes in middle market companies and corporate restructuring. Mr. Perlman served as Chairman and Director of TurboChef Technologies, Inc., a commercial food equipment manufacturer, from October 2003 until January 2009, when TurboChef was acquired by The Middleby Corporation. Mr. Perlman was the Chairman of PracticeWorks, Inc., a dental software company, from March 2001 until its acquisition by The Eastman Kodak Company in October 2003. Mr. Perlman served as Chairman and Treasurer of AMICAS, Inc. (formerly VitalWorks Inc.), a software company specializing in healthcare practice management, from January 1998 and as a Director from March 1997 until the completion of the spin-off of PracticeWorks, Inc. in March 2001. Prior to this time, Mr. Perlman was involved in the acquisition and operation of several private companies in the home furnishings, automobile replacement parts and real estate industries where he was a principal and Chief Executive Officer. Mr. Perlman was a Director of Alloy, Inc., a media and marketing services company prior to the company going private in November 2010, as well as several other privately held companies. Mr. Perlman serves as a Trustee of the James Beard Foundation. Mr. Perlman received a B.S. in Economics from the Wharton School of the University of Pennsylvania and a Masters in Business Administration from Columbia University Graduate School of Business.

We believe Mr. Perlman’s qualifications to serve on our Board include his expertise in business and corporate strategy, his prior experience at public companies, including with respect to acquisition transactions, his knowledge regarding our Company and our industry and his experience as a merchant banker and financial advisor.

James K. Price has been our Chief Executive Officer since August 12, 2010 and a director since July 2008. Previously, Mr. Price served as our Co-Chairman of the Board and Co-Chief Executive Officer from July 2008. From October 2003 to January 2009, Mr. Price served as President, Chief Executive Officer and director of TurboChef Technologies, Inc. Mr. Price served as President, Chief Executive Officer and a director of PracticeWorks, Inc. from March 2001 until its acquisition by The Eastman Kodak Company in October 2003. Mr. Price was a co-founder of AMICAS, Inc. (formerly VitalWorks Inc.) and served as its Executive Vice President and Secretary from July 1997 until the completion of the spin-off of PracticeWorks, Inc. in March 2001. Mr. Price also served as an executive officer of American Medcare and also co-founded and was an executive officer of International Computer Solutions, which companies both provided healthcare software systems and information services and were acquired by VitalWorks Inc. Mr. Price sits on the Board of Directors of several privately held companies and non-profit organizations. Mr. Price holds a B.A. in marketing from the University of Georgia.

We believe Mr. Price’s qualifications to serve on our Board include his expertise in business and corporate strategy, his prior experience at public companies, including with respect to acquisition transactions, and his knowledge regarding our Company and our industry.

J. Thomas Presby has been a director of the Company since June 2009. In June 2002, Mr. Presby retired as a partner with Deloitte Touche Tohmatsu, an international accounting and consulting firm. Over a period of 30 years, Mr. Presby held many positions with Deloitte in the U.S. and abroad, including deputy chairman and chief operating officer from January 1995 until his retirement. Mr. Presby currently serves as a director and audit committee chair of Tiffany & Co., Invesco Ltd., First Solar, Inc. and World Fuel Services Corporation. Mr. Presby served as a director of PracticeWorks, Inc. from June 2002 to October 2003 and served as a director of GreenPoint Financial Corporation from January 2003 to October 2004. From December 2003 to January 2009, Mr. Presby was a director of TurboChef Technologies, Inc., and from December 2005 to January 2011, Mr. Presby was a director of American Eagle Outfitters Inc.  The National Association of Corporate Directors named Mr. Presby one of America’s Top 100 directors for 2011.  Mr. Presby received a B.S. in Electrical Engineering from Rutgers University, and an M.S. in Industrial Administration from the Carnegie Mellon University Graduate School of Business. Mr. Presby is a Certified Public Accountant in New York and Ohio.

We believe Mr. Presby’s qualifications to serve on our Board of Directors include his extensive experience at the highest levels of finance and accounting, having served for three decades as a partner, as well as in positions of senior management (including Chief Operating Officer), at one of the world’s largest accounting firms. Mr. Presby serves a number of leading companies by chairing their audit committees, a role which he also fulfills for ExamWorks, where he is recognized by the Board as its audit committee financial expert. The Board has determined that Mr. Presby’s simultaneous service on five audit committees will not impair his ability to effectively serve as the chair of our audit committee.

David B. Zenoff has been a director of the Company since July 2010. Dr. Zenoff is also President of David B. Zenoff and Associates, Inc., a strategy and administrative practices firm he founded in 1973. Dr. Zenoff currently serves as a director of Depomed, Inc. and served as a director of Williams Sonoma, Inc. from August 2005 until May 2011. From 1966 to 1972, Dr. Zenoff was a full-time faculty member at the Columbia Graduate School of Business. During the 1970s and the 1980s, Dr. Zenoff was a part-time faculty member at the Stanford University Graduate School of Business, and from 1983 to 1984, he was a visiting professor at IMD, a business school (formerly IMEDE) in Lausanne, Switzerland. He has authored eight books on management, finance and marketing. Dr. Zenoff received a B.A. in Economics from Stanford, a doctorate in International Business and an M.B.A. from Harvard University.

We believe Dr. Zenoff’s qualifications to serve on our Board of Directors include his extensive strategic and management consulting experience with over 90 large companies and organizations in 31 countries and his expertise in guiding long-term strategic and corporate management planning and advising on organization renewal, increasing organization performance, marketplace strategy, and executive team-building and business leadership practices.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

In accordance with its charter, the audit committee of the Board (the “Audit Committee”) has selected KPMG LLP, independent registered public accountants, to audit the Company’s consolidated financial statements for the year ending December 31, 2012. The Audit Committee is asking the stockholders to ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2012.

In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and the stockholders’ best interests.  The Audit Committee has approved all services provided by KPMG LLP.   A member of KPMG LLP will be present at the meeting with the opportunity to make a statement and respond to appropriate questions from stockholders.

Principal Accounting Fees and Services

Audit Fees

Fees for audit services totaled approximately $893,000 and $1.6 million in 2011 and 2010 respectively. Audit fees principally include fees relating to audits of fiscal years 2008 through 2011 and acquisitions.

Audit-Related Fees

Fees for audit related services totaled approximately $234,000 and $297,000 in 2011 and 2010, respectively. Audit related services principally include fees related to the debt offering in 2011 and initial public offering in 2010.

Tax Fees

The Company did not pay its principal accountant any tax fees in 2011 or in 2010.

All Other Fees

The Company did not pay its principal accountant any other fees in 2011 or in 2010.

The Audit Committee pre-approves all services for which the principal accountant is engaged.

We have been advised by KPMG LLP that neither the firm, nor any member firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

The Board recommends a vote FOR the ratification of the appointment of KPMG LLP as independent registered public accountants for the Company for the fiscal year ending December 31, 2012.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Director Independence

Our Board consists of seven (7) members, a majority of whom are independent under the rules of the New York Stock Exchange. Pursuant to the corporate governance listing standards of the New York Stock Exchange, a director employed by us cannot be deemed to be an “independent director,” and each other director will qualify as “independent” only if our Board affirmatively determines that he has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

Our Board has affirmatively determined that each of Drs. Bach and Zenoff, and Messrs. Presby, Shutzer and Graham is “independent” in accordance with Section 303A.02(b) of the New York Stock Exchange Listed Company Manual. The independent directors hold executive sessions on a regular basis.  In accordance with the Company’s corporate governance guidelines, the independent directors may select one independent director to preside over all executive sessions in a given year.  In 2011, the independent directors selected the chair of the CGN Committee, Dr. Zenoff, to preside over all executive sessions, which were held at least quarterly.

All of the members of the Board’s Audit Committee, compensation committee (the “Compensation Committee”) and CGN Committee are independent as defined under the rules of the New York Stock Exchange.

Messrs. Perlman, Price, Presby and Shutzer have invested in unrelated businesses together in the past and may, as may other directors, make other investments together in the future.

Meetings of the Board and Attendance at the Annual Meeting of Stockholders

During 2011, there were nine (9) meetings of the Board. Each incumbent director attended more than 75% of the aggregate of all meetings of the Board held while he or she was a director and any committees on which that director served.

The Board does not have a policy requiring director attendance at the annual stockholders meeting. However, directors are encouraged to attend. Prior to the Company’s initial public offering in the fourth quarter of 2010, stockholders adopted annual meeting resolutions by written consent.

Director Compensation

The following table presents information relating to total compensation of the directors for the fiscal year ended December 31, 2011. Information with respect to the compensation of Messrs. Perlman and Price is included below in the “Summary Compensation Table,” but they did not receive any separate compensation for service as a director in 2011.

	Fees earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

Name
Peter B. Bach	44,250	85,000	—	—	—	—	129,250
Peter M. Graham	42,250	80,000	—	—	—	—	122,250
J. Thomas Presby	48,000	90,000	—	—	—	—	138,000
William A. Shutzer	45,500	85,000	—	—	—	—	130,500
David B. Zenoff	45,500	85,000	—	—	—	—	130,500

(1) This column reports the grant date fair value of awards computed in accordance with stock-based compensation accounting rules (ASC Topic 718) for 2011. A discussion of the assumptions used in calculating the award values may be found in Note 2 to our consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2011. These awards vest on August 4, 2012, or upon a change in control.

Effective July 16, 2010, we amended our director compensation program to provide for cash and equity based retainers to be paid to non-employee directors as follows:

Cash Compensation. Each non-employee director receives a $40,000 annual cash retainer. The chair of the Audit Committee receives an additional annual cash retainer of $5,000 and the chairs of the Compensation Committee and CGN Committee each receive an additional annual cash retainer of $2,500. Non-employee directors receive an additional cash payment of $2,500 per additional meeting attended in person, if the director attends more than five Board meetings during a year, or more than three committee meetings during a year on dates different than Board meetings. In addition, non-employee directors receive an additional cash payment of $750 per additional meeting attended by telephone, if the director attends more than five Board meetings during a year, or more than three committee meetings during a year on dates different than Board meetings. Cash fees are paid quarterly in arrears to the non-employee directors who were serving as directors at the end of the quarter.

Restricted Stock. Each non-employee director receives an annual restricted stock grant pursuant to the Plan with a value as of each grant date equal to $80,000. Further, the chair of the Audit Committee receives an additional annual restricted stock grant with a value as of each grant date equal to $10,000 and the chairs of the Compensation Committee and CGN Committee each receive an additional annual restricted stock grant with a value as of each grant date equal to $5,000. Accordingly, on August 4, 2011, each of the following current non-employee directors was granted the number of shares of restricted stock pursuant to the Plan set forth below. Such restricted stock awards shall vest on August 4, 2012 or upon a change of control.

Name	Grant Date	Number of Restricted Shares	Grant Date Value ($)
Peter B. Bach	8/4/2011	6,240	85,000
Peter M. Graham	8/4/2011	5,873	80,000
J. Thomas Presby	8/4/2011	6,607	90,000
William A. Shutzer	8/4/2011	6,240	85,000
David B. Zenoff	8/4/2011	6,240	85,000

Expenses. We reimburse each non-employee director for ordinary and reasonable expenses incurred in attending Board and Board committee meetings.

Board Leadership Structure and Role in Risk Oversight

The Board determines what leadership structure it deems appropriate from time to time based on factors such as the experience of the Company’s Board members and executive officers, the current business environment of the Company and other relevant factors. After considering these factors, the Board has determined that the appropriate leadership structure for the Company at this time is a Board of Directors with an Executive Chairman of the Board (Mr. Perlman) and a Chief Executive Officer (Mr. Price) who also serves on the Company’s Board. The Board believes that the  longstanding working relationship between Messrs. Perlman and Price, together with their combined leadership and vision, has been instrumental in the Company’s growth and performance, and that accordingly, the current leadership structure is the best structure for the Company at this time.  Furthermore, the Board recognizes that Messrs. Perlman and Price have successfully implemented this governance structure in their work with prior public companies.

In order to set a framework for its leadership structure and assist the Board in the exercise of its responsibilities, The Board has adopted a set of corporate governance guidelines (the “Guidelines”), a copy of which is posted on the Company’s website at www.investorrelations.examworks.com (the “Website”). The Guidelines acknowledge the leadership exercised by the Board’s standing committees and their chairs and are intended to serve as a flexible framework within which the Board and these committees may conduct their business.  The CGN Committee is responsible for overseeing the Guidelines and annually reviews them and makes recommendations to the Board concerning corporate governance matters. The Board may amend, waive, suspend, or repeal any of the Guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board's judgment or fiduciary duties.

The Board has determined that management of the Company is responsible for the Company’s day-to-day risk management, while the Board serves in a risk management oversight role. Management’s approach to risk management includes systems of authorities and approval levels, internal control checks and balances, and periodic planning and assessment. Pursuant to policies and procedures that direct and encourage risk reporting and review, risks are identified, categorized and reported to management and/or designated committees for evaluation and review.

In performing its risk oversight function, the Board considers strategic and operational risks associated with the Company’s annual operating plan and other matters that may present material risks to the Company’s operations, plans, prospects or reputation.  The Board also considers risks associated with acquisitions and transactions.

In addition, the Audit Committee, Compensation Committee and quality oversight committee of the Board (the “Quality Oversight Committee”) assist the Board in fulfilling its risk oversight function.  The Audit Committee considers risks associated with the financial reporting and disclosure process, information technology and systems risks, and material operational risks identified by management. In addition, based upon information brought to its attention by management, the Company’s auditors and external advisors, the Audit Committee evaluates the adequacy of the Company’s risk management processes and systems and determines whether it believes that such processes and systems are reasonably designed to respond to and mitigate the risks faced by the Company.  Throughout the year, the Audit Committee receives periodic reports from management and the Company’s auditors and advisors identifying and explaining key areas of risk applicable to the Company and an explanation of the policies and procedures in place to monitor and access those risks. In addition, the Audit Committee and full Board consider risk-related matters on an on-going basis in connection with deliberations regarding specific transactions and issues.

The Compensation Committee considers risks associated with the Company’s compensation policies and practices, including risks associated with the Plan. In addition, the Compensation Committee considers risks associated with management and development and succession.

The Quality Oversight Committee considers risks associated with the quality of the Company’s services and its medical panel.

The Board committees provide periodic reports to the Board on their areas of risk so that the Board is informed of the Company’s risk profile.

Board Committees

The Board has established the Audit Committee, the Compensation Committee, the CGN Committee, the Quality Oversight Committee and an acquisition committee (the “Acquisition Committee”). The Board may also establish such other committees as it deems appropriate, in accordance with applicable laws and regulations and the Company’s amended and restated certificate of incorporation and amended and restated bylaws (the “Bylaws”).

Audit Committee

We have a standing Audit Committee of our Board established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee consists of Messrs. Presby (chair), Shutzer and Graham, all three of whom are “independent” as defined under, and required by, the federal securities laws and the rules of the New York Stock Exchange. Our Board has determined that each of the members of our Audit Committee satisfies the requirements for financial literacy under the current requirements of the New York Stock Exchange. Our Board has determined that Mr. Presby is an “audit committee financial expert,” as that term is defined by the SEC. Mr. Presby’s qualification to serve as an “audit committee financial expert” includes his extensive experience at the highest levels of finance and accounting, having served for three decades as a partner, and in positions of senior management (including Chief Operating Officer), at one of the world’s largest accounting firms. In addition, Mr. Presby serves a number of other leading public companies by chairing their audit committees.  The Audit Committee held nine (9) meetings in 2011. The Audit Committee has sole authority to retain the Company’s independent registered public accounting firm and reviews the scope of the Company’s annual audit and the services to be performed for the Company in connection therewith. The Audit Committee also formulates and reviews various Company policies, including those relating to accounting practices and the internal control structure of the Company, and the Company’s procedures for receiving and investigating reports of alleged violations of the Company’s policies and applicable regulations by the Company’s directors, officers and employees. The Audit Committee also reviews and approves any related party transactions. The Board has adopted a written Audit Committee charter which is available at the Company’s Website, or upon written request to the General Counsel and Secretary of the Company, Clare Arguedas, at 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305. See “Report of the Audit Committee.”

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Board has adopted a written Audit Committee charter that sets out the organization, purpose, duties and responsibilities of the Audit Committee.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.

In fulfilling its oversight responsibilities with respect to the year ended December 31, 2011, the Audit Committee:

•
reviewed and discussed the consolidated financial statements of the Company set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 with management of the Company and KPMG LLP, independent registered public accounting firm for the Company;

•	discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as modified and supplemented to date;

•
obtained a formal written statement from KPMG LLP delineating all relationships between the auditors and the Company consistent with the applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors all significant relationships the auditors have with the Company which may affect the auditors’ independence; and

•
based on the review and discussions with management of the Company and KPMG LLP referred to above, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

AUDIT COMMITTEE J. Thomas Presby, Chairman Peter M. Graham William A. Shutzer

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act that might incorporate Company filings, including this Proxy Statement, in whole or in part, the preceding Report of the Audit Committee shall not be incorporated by reference into any such filings.

Compensation Committee

The Company’s Compensation Committee consists of three independent directors: Messrs. Shutzer and Graham and Dr. Bach. Mr. Shutzer is Chairman of the Compensation Committee. The Board has determined that each of the Compensation Committee members is independent based on the current listing standards for the New York Stock Exchange. The Compensation Committee held eight (8) meetings in 2011. The Compensation Committee assists the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the compensation and benefits of executive officers and senior management, including cash compensation, incentive compensation, equity based awards and other benefits and perquisites. The Compensation Committee also administers the Company’s benefit plans, including the Plan.

The Compensation Committee also reviews, at least annually, the Company’s general compensation plans and other employee benefit plans, including incentive compensation and equity based plans.  The Compensation Committee has the authority to retain, at the Company’s expense, such independent counsel or other consultants or advisers as it deems necessary or appropriate, including compensation consultants to advise the Compensation Committee with respect to amounts or forms of executive and director compensation.  In 2011, the Compensation Committee engaged in a comprehensive review of the Company’s compensation plan for its executive officers and senior management, as more fully described in “Compensation Discussion and Analysis” below, and engaged Strategic Apex Group, LLC as compensation consultants to assist the Compensation Committee with such review.

Each member of the Compensation Committee is a “nonemployee” director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act, and are also “outside” directors, as such term is defined in the regulations promulgated pursuant to Section 162(m) of the Code. The Compensation Committee charter is available at the Company’s Website or upon written request to the General Counsel and Secretary of the Company, Clare Arguedas at 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305. For information regarding the Company’s 2011 executive compensation, see “Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee

The CGN Committee consists of two independent directors: Dr. Zenoff and Mr. Graham. The Board has determined that each of the CGN Committee members is independent based on the listing standards for the New York Stock Exchange. Dr. Zenoff serves as Chairman of the CGN Committee. The CGN Committee held four (4) meetings in 2011. The CGN Committee has the responsibility to identify individuals qualified to serve as directors and on committees of the Board, select or recommend that the Board select director nominees for the next annual meeting, determine the Board composition, procedures and committees, monitor the effectiveness of the Board and committees, develop and recommend corporate governance guidelines, and to oversee evaluation of the Board and the Company’s management.

The Board has delegated to the CGN Committee the responsibility for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills, expertise and experience needed on the Board, the independence, expertise, experience, skills and performance of the current membership of the Board, and the willingness of Board members whose terms are expiring to be re-nominated, the CGN Committee recommends to the Board whether those directors should be re-nominated.

In preparation for the Company’s annual meeting of stockholders and at such other times as appropriate, the CGN Committee considers whether the Board would benefit from adding one or more additional Board members, and if so, the skills, expertise and experience sought. If the Board determines that a new member or members would be beneficial, the CGN Committee sets the qualifications for the position(s) and conducts searches to identify qualified candidates.  The CGN Committee (or its Chairman) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with the viable candidates are scheduled with CGN Committee members, other members of the Board and, from time to time, senior members of management. Upon completion of these interviews and other due diligence, the CGN Committee may recommend to the Board the election or nomination of a candidate. All potential candidates, regardless of whether they are developed through the executive search firm or otherwise, are reviewed and evaluated using the same process.

The CGN Committee has no set minimum criteria for selecting Board nominees, although its preference is that a substantial majority of all non-executive directors possess the following qualifications: independence in accordance with the listing standards established for companies listed on the New York Stock Exchange; significant leadership experience and/or expertise at the corporate level in substantial and successful organizations; relevant, but non-competitive, business experience; the ability and commitment to devote the time required to fully participate in Board and committee activities; strong communication and analytical skills; and a personality that indicates an ability to work effectively with the other members of the Board and management. In evaluating candidates for the Board, the CGN Committee seeks to maintain a balance of diverse business experience, education, skills and other individual qualities and attributes in order to enhance the quality of the Board’s deliberations and decision-making processes. In any given search, the CGN Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of the Board with the perceived needs of the Company. The CGN Committee does not have a formal policy with respect to diversity; however, the Board and the CGN Committee believe it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the CGN Committee considers the entirety of each candidate’s credentials in the context of these standards. Further, the CGN Committee may, but is not required to, utilize third-party firms to assist in the identification and/or screening of prospective candidates.

The CGN Committee will also consider nominating for service on the Company’s Board candidates recommended by stockholders. Such recommendations will only be considered by the CGN Committee if they are submitted to the CGN Committee in accordance with the requirements of the Bylaws and accompanied by all the information that is required to be disclosed in connection with the solicitation of proxies for election of director nominees pursuant to Regulation 14A under the Exchange Act, including the candidate’s written consent to serve as director, if nominated and elected. To be considered by the CGN Committee, stockholder recommendations for director nominees to be elected at the 2013 Annual Meeting of Stockholders, together with the requisite consent to serve and proxy disclosure information in written form, must be received by the Company’s General Counsel and Secretary, Clare Arguedas, at the offices of the Company, 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305, no earlier than February 8, 2013, and no later than March 10, 2013, except under certain circumstances specified below in “Proposals by Holders of Common Stock.”

As of March 12, 2012, the Company had not received any stockholder recommendations of director candidates for election at the 2012 Annual Meeting.

The CGN Committee’s charter is available at the Company’s Website or upon written request to the General Counsel and Secretary of the Company, Clare Arguedas, at 3280 Peachtree Road, NE Suite 2625, Atlanta, GA 30305.

Quality Oversight Committee

The Quality Oversight Committee consists of Dr. Bach. The Quality Oversight Committee is responsible for assisting the Board of Directors in overseeing the Company’s policies, procedures and activities that support and enhance the quality of services provided by the Company.  The Quality Oversight Committee oversees the Company’s adoption and implementation of policies and initiatives designed to provide quality services; reviews with management decisions, issues and policies regarding quality, network development and/or medical compliance; and provides oversight to those quality committees run by the Company’s management.

Acquisition Committee

The Acquisition Committee consists of Messrs. Perlman, Price and Presby. The Acquisition Committee has the responsibility of assisting management and the Board with the identification of acquisition opportunities, reviewing acquisition strategies, and providing guidance to management and the Board regarding the Company’s acquisitions. The Acquisition Committee is also authorized to approve acquisitions up to an individual purchase price of $20 million per acquisition in cash, stock or a combination thereof. Acquisitions with a purchase price in excess of this limit must be approved by the Board.

Communications to the Board

In addition to recommendations for director nominees, the Board welcomes hearing from stockholders and other interested parties regarding the Company and its management, performance and prospects. To facilitate complete and accurate transmittal of communications to the directors, the Company requests that all such communication to the Board or any of its members be made in accordance with its Process for Communications with the Board of Directors policy, a copy of which is posted on the Company’s Website.  In accordance with this policy, communications may be made in writing and addressed to the Company’s General Counsel and Secretary, Clare Arguedas, at ExamWorks Group, Inc., 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305. Each communication must set forth the name and address of the person on whose behalf the communication is sent.  Communications determined by the General Counsel to be appropriate for presentation will be submitted to the full Board, independent directors as a group, or the applicable individual director. Any communications that concern complaints regarding accounting, internal controls or auditing matters will be handled in accordance with procedures adopted by the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our NEOs, and is intended to place in perspective the data presented in the tables and narrative that follow. Based on applicable securities laws, the following were our NEOs for 2011. For the biographical information of our NEOs, see “Executive Officers.”

•	Richard E. Perlman, Executive Chairman of the Board
•	James K. Price, Chief Executive Officer
•	J. Miguel Fernandez de Castro, Senior Executive Vice President and Chief Financial Officer
•	Wesley J. Campbell, President
•	Kevin J. Kozlowski, Chief Information Officer
•	Crystal B. Patmore, Executive Vice President
•	Joshua W. LeMaire, Vice President, Sales and Marketing*

*Mr. LeMaire resigned from his executive officer position with the Company on May 17, 2011, and his last day of employment with the Company was July 1, 2011.

Our Compensation Committee, which is currently composed of Messrs. Shutzer (Chair), Bach and Graham, administers and oversees all elements of our executive compensation program, including its function and design. The Compensation Committee evaluates the need for revisions to our executive compensation program to ensure our program is competitive with the companies with which we compete for superior executive talent. As part of this process, the Compensation Committee considers the competitiveness of the elements of the compensation packages we offer to our executives, as well as their total compensation packages.

From July 2008 through August 11, 2010, Messrs. Perlman and Price each held the office of Co-Chairman of the Board and Co-Chief Executive Officer. Effective August 12, 2010, Mr. Perlman became our sole Executive Chairman of the Board and Mr. Price became our sole Chief Executive Officer and continued as a director. Prior to the appointment of new directors and the establishment of our Compensation Committee effective July 16, 2010, our Board had been responsible for the administration and oversight of our executive compensation program. The Board was composed of Messrs. Perlman and Price from our incorporation until the addition of Mr. Presby upon his election to the Board on July 12, 2009, at which time Mr. Presby joined Messrs. Perlman and Price in their oversight and administration of the executive compensation program. Effective July 16, 2010, following the election of additional directors, this responsibility was delegated to the Compensation Committee.

Overview

We seek to provide a compensation package for executives reasonably sufficient to attract and retain talented, experienced, energetic, and entrepreneurial-minded individuals for our key management positions. We balance offering compensation consistent with the executive marketplace and common sense affordability for a company of our size, revenues, market position and growth opportunities. Management strives to hire and maintain an executive workforce with individuals having the abilities and capacities to manage today as well as carry us through significant growth tomorrow and beyond. We also want to align the interests of our employees with the interests of our stockholders, so we follow a compensation strategy that includes meaningful equity and performance components the ultimate value of which depends on our financial results and market value for our stock.  Accordingly, our philosophy is to provide reasonably competitive salaries, stock option grants and potential equity bonuses based on the achievement of performance targets.  During 2011, our Compensation Committee conducted its first comprehensive review of our compensation packages and practices subsequent to our initial public offering in 2010.

As discussed under “Recent Developments” below, with the assistance of an independent compensation consultant, our Compensation Committee approved fiscal year 2012 compensation packages for our NEOs and other executive officers that increased their base salaries and provided meaningful equity incentives as a percentage of base salary in light of our significant growth since our initial public offering and in order to better align base pay and potential total compensation with those of public companies of similar size.

While executive compensation structures and changes are typically initiated by senior management, our Compensation Committee reviews and approves salary, bonus and equity incentive proposals prior to implementation.

We view base salary as a component of compensation designed to reflect the executive’s relative level of responsibilities and value to the organization and as a reflection of market competition for individuals with similar skill sets and experience. We are not tied to a specific ratio of amounts among the three main components of executive compensation, but believe base salary presents the threshold level necessary to compensate and retain qualified individuals before any consideration of the other components of compensation. Bonuses are also considered as a means to encouraging and rewarding extraordinary performance and results. In 2009, the only year for which bonuses have been paid, we paid discretionary bonuses to our NEOs in the form of cash, although the Board has the discretion to pay bonuses in stock or combinations thereof. No cash bonuses were paid in 2010.  No cash bonuses will be paid to our NEOs in 2012, opting instead for stock bonuses based on the achievement of performance targets as discussed under “Recent Developments.”  Finally, we believe an equity component of compensation in the form of stock option grants also serves to align the interests of executives with those of other stockholders.

Results from the 2011 Annual Meeting Non-Binding Vote on Executive Compensation

At our 2011 Annual Meeting, the ballot included our first non-binding, advisory vote on the compensation of our NEOs, commonly known as “Say-on-Pay.”  The vote was advisory only, and therefore, not binding on the Company, the Compensation Committee or our Board of Directors.  The overwhelming majority of the votes cast voted “FOR” the compensation of the executive officers as disclosed in the “Compensation Discussion and Analysis” section of the Proxy Statement for the 2011 Annual Meeting of Stockholders, along with the compensation tables and narrative discussion in the Proxy Statement.  As noted below in “Recent Developments,” the Compensation Committee recently adopted new compensation packages for its NEOs for the 2012 fiscal year. The Compensation Committee believes the 2012 pay packages are consistent with the overall principles of past compensation as approved, including an even greater focus on the performance and equity incentive orientation of our executives’ compensation.

The shareholders also determined, by non-binding vote, that the advisory vote on the compensation paid to the executive officers of the Company should occur every three years. In accordance with the voting results on this advisory proposal, the Board of Directors has determined that the Company will hold an advisory vote on executive compensation every three years.

Base Salary

The 2011 base salaries for our NEOs are set forth in the “Summary Compensation Table” below. The Compensation Committee considers the recommendations of senior management in determining whether to adjust the salary component of overall compensation in light of the overall compensation package and how the balance of the components for an individual matches the overall compensation philosophy. In recommending cash compensation levels for executives, senior management considers the qualifications of the executive, the current needs and expected future needs of the Company, the competitive opportunities for individuals with similar executive skill sets and experience and the expected budget. The Compensation Committee recently adopted new base salaries for the NEOs for the 2012 fiscal year. See “Recent Developments.”

Annual Cash Incentives

Prior to the election of additional directors and the establishment of the Compensation Committee on July 16, 2010, annual cash incentives were determined by our Co-Chairmen and Co-Chief Executive Officers. Following the establishment of the Compensation Committee on July 16, 2010, this responsibility was delegated to our Compensation Committee. Our Compensation Committee, in consultation with management, is responsible for determining the qualitative and other individual corporate performance factors that will be taken into account when awarding cash incentives.

No discretionary bonuses were paid to our NEOs in 2010 or 2011. In 2009, discretionary cash bonuses were determined by our Co-Chairmen and Co-Chief Executive Officers, in their sole discretion. The determination of the bonus payment amounts were made after considering each individual executive officer’s achievement during the year, as well as the assessment of our past and future performance. Specifically, the 2009 bonuses recognized the significant and successful work of our executives in acquiring, integrating and operating the businesses acquired during the year. In 2009, our Co-Chief Executive Officers did not receive any annual cash incentive.

Equity Incentives

We view equity incentives, which through December 31, 2011 were exclusively in the form of stock options, as a means for aligning one aspect of executive compensation with stockholders’ interests. In addition, vesting of equity incentives over a continued period of employment can assist in our efforts to retain qualified executive personnel. The amount of an equity award given to an executive officer normally is proposed by senior management to the Compensation Committee for its consideration and approval. While equity incentives in the form of stock options are viewed as longer term forms of compensation, the recommendation by senior management to award them, other than in connection with the hiring of a new executive, generally is based on past performance of the executive, on the needs of the Company to retain that executive and the expected contribution from that executive to the Company’s success going forward. Stock option awards in 2009 and 2010 were made under and pursuant to the terms and conditions of the Company’s stock incentive plan.

Prior to the election of additional directors and establishment of the Compensation Committee on July 16, 2010, all equity compensation was recommended by our Co-Chairmen and Co-Chief Executive Officers, and approved by the members of the Board at the time. Following the establishment of the Compensation Committee on July 16, 2010, equity compensation was reviewed and approved by our Compensation Committee.

Mr. Fernandez de Castro was granted stock options in 2009 in connection with the commencement of his employment. In 2009, at the recommendation of the Co-Chairmen and Co-Chief Executive Officers, Mr. Kozlowski was awarded 30,846 stock options in consideration for his performance and his achievements during the year and the Board approved such grant. Mr. Kozlowski’s achievements included his successful and timely implementation and integration of our technology platform in the businesses acquired by us in 2009.

Messrs. Perlman and Price, as the founders of the Company who designed our business model, received no compensation in 2008 and nominal compensation in 2009, as it was initially contemplated that they were to provide management oversight and assistance with financing, acquisition and other strategic matters to the Company. As our business continued to grow, Messrs. Perlman and Price became fully engaged in numerous areas of the Company on a full-time basis, including leading the acquisition program, supervising the integration of acquired companies, coordinating financings to fund our growth, recruiting management and executive level employees and leading and providing management oversight of our operations. In light of the foregoing, on March 26, 2010, the Board approved a stock option grant to each of Messrs. Perlman and Price of stock options to purchase 514,110 shares of common stock of the Company at an exercise price of $6.63 per share. The options expire ten years from the date of grant and 257,055 of such options vested upon the closing of our initial public offering and the remaining 257,055 of such options vested on the 12 month anniversary of the closing of our initial public offering. These stock option awards were further conditioned on Messrs. Perlman’s and Price’s continued employment for 12 months following the closing of our initial public offering. Consequently, the 257,055 options that vested on the 12-month anniversary following the closing of the initial public offering constitute each of Messrs. Perlman and Price’s primary compensation from the Company for that period. Messrs. Perlman and Price each agreed that they would not be eligible (i) for any additional grants of equity under the stock incentive plan until the date that is 12 months following the closing the initial public offering and (ii) to receive any cash compensation (including base salary) beyond the minimum required to qualify for benefits under our benefit plans generally available to our employees, other than reimbursement for out-of-pocket expenses incurred on behalf of the Company, consistent with Company policy.

On February 15, 2010, the Board approved discretionary stock option grants to certain of our NEOs at the recommendation of Messrs. Perlman and Price. Mr. Fernandez de Castro received stock options to purchase 5,182 shares of common stock of the Company, Mr. Campbell received stock options to purchase 6,477 shares of common stock of the Company, Mr. Kozlowski received stock options to purchase 2,591 shares of common stock of the Company, Mr. LeMaire received stock options to purchase 25,705 shares of common stock of the Company, and Ms. Patmore received stock options to purchase 12,852 shares of common stock of the Company. All of the options have an exercise price of $4.86 per share, subject to adjustment as specified in the stock incentive plan. The options expire ten years from the date of grant. Such options will vest in one-third annual increments beginning one year from the grant date. Mr. LeMaire’s unvested options were forfeited upon termination of employment. On July 14, 2010, at the recommendation of the Co-Chairmen and Co-Chief Executive Officers, Mr. LeMaire received stock options to purchase 38,588 shares of common stock of the Company in consideration for his performance and his achievements during the year and the Board approved such grant. Mr. LeMaire’s achievements included his contribution to the successful re-branding and integration of the companies acquired by us prior to July 2010. The option grant has an exercise price of $7.79 per share, subject to adjustment as specified in the stock incentive plan, vest in one-third annual increments beginning one year from the grant date, and expire ten years from the date of grant. Mr. LeMaire’s unvested options were forfeited upon termination of employment. Similarly, on October 6, 2010, the Compensation Committee approved discretionary stock option grants to Mr. Fernandez de Castro and Mr. Campbell, both of whom received stock options to purchase 102,822 shares of common stock of the Company, to Mr. Kozlowski who received stock options to purchase 51,411 shares of common stock of the Company, to Mr. LeMaire, who received stock options to purchase 25,705 shares of common stock of the Company, and to Ms. Patmore who received stock options to purchase 51,411 shares of common stock of the Company. All of the options have an exercise price of $11.67 per share, subject to adjustment as specified in the stock incentive plan. The options expire ten years from the date of grant. Such options will vest in one-third annual increments beginning one year from the grant date. Mr. LeMaire’s unvested options were forfeited upon termination of employment.

No stock options were granted to NEOs in 2011. However, in December 2011, the Compensation Committee approved the 2012 compensation packages, including equity incentives, for the named executive officers, including Messrs. Perlman and Price. See “Recent Developments” below for a detailed description of the 2012 compensation packages.

Perquisites

Other payments or benefits in the form of perquisites are not a significant component of executive compensation. Executives enjoy the same insurance coverages as other employees. Our general policies applicable to all employees govern paid vacation and other time off.

Employment and Separation Agreements

Other than the standard confidentiality and non-disclosure agreement that we enter into with all of our employees, none of the NEOs is party to an employment agreement with the Company.

On May 17, 2011, the Company accepted the resignation of Josh LeMaire, VP of Sales and Marketing of the Company. Mr. LeMaire's resignation as an executive officer of the Company and its subsidiaries was effective May 17, 2011, and his employment with the Company terminated on July 1, 2011. On May 19, 2011, the Company entered into a Separation and Release Agreement with Mr. LeMaire pursuant to which the Company paid Mr. LeMaire a cash severance payment of $209,000 following the termination of his employment, and Mr. LeMaire agreed not to compete with the Company or solicit its clients, contractors or employees for a period of twenty-four months following the termination of his employment.

Impact of Accounting and Tax Considerations

We maintain awareness of the accounting and tax implications of Sections 162(m) and 409A of the Code. Section 162(m) limits the Company’s deduction of certain non-performance based compensation paid to executive officers in excess of $1 million per year. We believe the full deductibility for federal income tax purposes of our executive compensation is not adversely impacted by Section 162(m).

Base salary and bonuses are expensed by the Company when the services are rendered (base bonuses are expensed ratably and incentive bonuses are expensed when attainment of financial or operational goals is determinable).

Recent Developments

On December 19, 2011, our Compensation Committee approved fiscal year 2012 compensation packages for the NEOs in connection with its first comprehensive review of Company compensation policies and practices following the Company’s initial public offering in late 2010. The compensation packages were developed in part based upon analysis and recommendations from Strategic Apex Group, LLC, an independent outside compensation consultant. Consistent with its policy of aligning the interests of the Company’s employees with the interests of its stockholders, the Compensation Committee adopted a compensation structure with meaningful equity and performance components, the ultimate value of which will depend on our financial results and the market value of its stock.

For the Executive Chairman and Chief Executive Officer, total annual compensation will consist of the following: base salary will represent 25% of total compensation for the year, a bonus payable in Restricted Stock Units (the “RSU Bonus”) will represent, at Target performance (as discussed below), 25% of total compensation and stock options will represent 50% of total compensation. For all other NEOs, total annual compensation will consist of the following: base salary will represent 40% of total compensation for the year and a bonus payable in Restricted Stock Units and stock options will each represent 30% of total compensation, assuming at Target performance with respect to the RSU Bonus as discussed below. After a review of the NEOs’ current base salaries, base salaries were increased from the 2011 fiscal year for all NEOs to make them more competitive with salaries of public companies of a similar size and NEOs were provided meaningful performance and equity incentives to continue to align their interests with those of the shareholders consistent with Company practice. Compensation packages for other executive officers and members of the Company’s management team were also approved consistent with those applicable to the NEOs. The new base salaries took effect on January 1, 2012. The Compensation Committee did not grant the Company’s NEOs or other executive officers any bonuses for fiscal year 2011.

The RSU Bonuses would be granted in early 2013 based upon the Company’s adjusted EBITDA performance during the 2012 fiscal year. The amounts of the RSU Bonuses that could be awarded will vary depending on the Company’s percentage achievement of the 2012 fiscal year adjusted EBITDA performance target (the “Target”) set by the Compensation Committee. The Compensation Committee believes that the Target is appropriately challenging to achieve and yet provides appropriate incentive for performance since performance at 100% of Target requires significantly improved adjusted EBITDA performance compared to fiscal year 2011. As a threshold matter, no RSU Bonuses will be granted unless the Company achieves 85% of the Target. Upon the Company’s achievement of 85% to 115% of the Target, RSU Bonuses will be granted based upon the Company’s percentage achievement of the Target. Specifically, for every 1% of EBITDA achievement above or below the Target within the range set forth in the previous sentence, the applicable NEO’s total RSU Bonus will increase or decrease, as the case may be, by 6.67% of the RSU Bonus Target Value set forth below. The maximum RSU Bonus granted cannot have a dollar value exceeding two times the applicable NEO’s RSU Bonus Target Value which would be paid upon the Company’s achievement of 115% of the Target. If granted, the 2012 RSU Bonuses would vest one-half on June 1, 2013 and one-half on June 1, 2014.

The stock options were granted on January 4, 2012 with an exercise price equal to the fair market value of the underlying shares on the date of grant ($9.47) and will vest in one-third annual increments beginning one year from the grant date. The number of stock options to be granted to each NEO was calculated as of the grant date using the Black-Scholes valuation model, with the fair value of the options to be issued approximating the percentage of base salary set forth below for each NEO.

The stock options and RSU Bonuses were issued under and subject to the terms of the Company’s 2008 Amended and Restated Stock Incentive Plan, as amended. In addition, the Compensation Committee reserved the right to pay discretionary bonuses for fiscal year 2012 to account for unusual or extraordinary circumstances or performance.

For 2012, a summary of NEO compensation is as follows:

	Base Salary	RSU Bonus Target Value*	Stock Options
Richard E. Perlman, Executive Chairman	$500,000	100% of Base Salary	237,000
James K. Price, Chief Executive Officer	$500,000	100% of Base Salary	237,000
Wesley J. Campbell, President	$400,000	75% of Base Salary	71,100
J. Miguel Fernandez de Castro, Chief Financial Officer, Senior Executive Vice President, and Treasurer	$375,000	75% of Base Salary	66,700
Kevin J. Kozlowski, Chief Information Officer	$300,000	75% of Base Salary	53,300
Crystal Patmore, Executive Vice President	$250,000	75% of Base Salary	44,400

* Assumes adjusted EBITDA performance at 100% of Target. RSU Target Value will decrease or increase based on performance within the predetermined range of Target and the maximum discussed above.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted, William A. Shutzer, Chair Peter B. Bach, M.D., MAPP Peter M. Graham

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act or the Exchange Act that might incorporate Company filings, including this Proxy Statement, in whole or in part, the preceding Report of the Compensation Committee shall not be incorporated by reference into any such filings.

Code of Business Conduct and Ethics

We have adopted a code of ethics (as defined in Item 406 of the SEC’s Regulation S-K) that applies to all directors, officers and employees of the Company, including our chief executive officer and senior financial officers.  A copy of the Code of Business Conduct and Ethics is available on our Website. We intend to disclose future substantive amendments to our code of ethics, or certain waivers of such provisions, at the same location on our Website and also in public filings.

EXECUTIVE COMPENSATION

2011 Summary Compensation Table

The following table sets forth summary information concerning certain compensation awarded to, paid to, or earned by, our NEOs for all services rendered to us for fiscal years ended December 31, 2009, 2010 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)

Richard E. Perlman	2011	23,660	—	—	6,864	30,524
Chairman of the Board(1)	2010	23,660	—	334,172	2,804	360,636
	2009	21,840	—	—	990,217	1,012,057

James K. Price	2011	23,660	—	—	11,849	35,509
Chief Executive Officer	2010	23,660	—	334,172	4,101	361,933
and Director(1)	2009	21,840	—	—	700,000	721,840

J. Miguel Fernandez de Castro	2011	200,000	—	—	12,529	212,529
Senior Vice President and	2010	200,000	—	447,508	13,290	660,798
Chief Financial Officer	2009	165,385	32,000	134,132	18,171	349,688

Wesley J. Campbell	2011	237,000	—	—	17,313	254,313
President	2010	237,000	—	448,337	13,290	698,627
	2009	237,000	32,000	—	18,171	287,171

Kevin J. Kozlowski	2011	212,000	—	—	4,492	216,492
Vice President and	2010	212,000	—	223,754	4,990	440,744
Chief Information Officer	2009	212,000	20,000	31,620	6,144	269,764

Crystal B. Patmore	2011	175,000	—	—	7,481	182,481
Executive Vice	2010	125,000	—	229,700	2,538	357,238
President	2009	100,961	25,000	60,200	6,144	192,305

Joshua W. LeMaire	2011	107,715	—	—	215,561	323,276
Vice President,	2010	209,000	—	171,487	13,295	393,782
Sales and Marketing (2)	2009	177,346	65,000	47,683	18,171	308,200

(1)	From July 2008 through August 11, 2010, Messrs. Perlman and Price each held the office of Co-Chairman of the Board and Co-Chief Executive Officer.
(2)	Mr. LeMaire resigned from his executive officer position with the Company on May 17, 2011, and his last day of employment with the Company was July 1, 2011.
(3)	This column reports the discretionary bonuses awarded to our NEOs for fiscal year 2009.
(4)
This column reports the aggregate grant date fair value of awards computed in accordance with stock-based compensation accounting rules (ASC Topic 718) for 2010. A discussion of the assumptions used in calculating the award values may be found in Note 2 to our consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2011. Options granted in 2010 to NEOs other than Messrs. Perlman and Price are exercisable in one-third annual increments beginning one year from the grant date. The options granted to Messrs. Perlman and Price in 2010 vested on the date that was 12 months following the closing of our initial public offering. These stock option awards were further conditioned on Messrs. Perlman’s and Price’s continued employment for 12 months following the closing of our initial public offering.  See “Outstanding Equity Awards at Fiscal Year End 2011.”

(5)	All other compensation for our NEOs for 2009, 2010 and 2011 included the following:

2011	Richard E. Perlman	James K. Price	J. Miguel Fernandez de Castro	Wesley J. Campbell	Kevin J. Kozlowski	Crystal B. Patmore	Joshua W. LeMaire
Medical Premiums/HSA Contributions	$6,044	$10,613	$10,613	$15,397	$3,283	$6,044	$5,456
Dental Premiums	697	1,104	1,104	1,104	397	697	637
Short-term, long-term and life insurance premiums	123	132	812	812	812	740	468
Other(i)	—	—	—	—	—	—	209,000
Total	$6,864	$11,849	$12,529	$17,313	$4,492	$7,481	$215,561

2010	Richard E. Perlman	James K. Price	J. Miguel Fernandez de Castro	Wesley J. Campbell	Kevin J. Kozlowski	Crystal B. Patmore	Joshua W. LeMaire
Medical Premiums/HSA Contributions	$2,517	$3,674	$11,856	$11,856	$4,147	$2,092	$11,456
Dental Premiums	241	382	928	928	338	241	928
Short-term, long-term and life insurance premiums	46	46	505	505	505	205	911
Total	$2,804	$4,101	$13,290	$13,290	$4,990	$2,538	$13,295

2009	Richard E. Perlman	James K. Price	J. Miguel Fernandez de Castro	Wesley J. Campbell	Kevin J. Kozlowski	Crystal B. Patmore	Joshua W. LeMaire
Medical Premiums/HSA Contributions	$217	$—	$16,374	$16,374	$5,121	$7,538	$16,374
Dental Premiums	—	—	1,156	1,156	381	179	1156
Short-term, long-term and life insurance premiums	—	—	641	641	641	641	641
Other(ii)	990,000	700,000	—	—	—	—	—
Total	$990,217	$700,000	$18,171	$18,171	$6,144	$6,144	$18,171

(i)	Under the terms of the Separation and Release Agreement, dated May 19, 2011, between the Company and Mr. LeMaire, the Company paid Mr. LeMaire a cash separation payment of $209,000.

(ii)
Compass Partners, L.L.C. was paid approximately $290,000 and was issued 739,506 shares of Company common stock in 2009 pursuant to a Monitoring Fee Agreement in connection with advisory and consulting services and in connection with the termination of the Company’s obligation to pay cash monitoring fees thereunder, respectively. The 739,506 shares were determined to have a fair value of $1.4 million in accordance with stock-based compensation accounting rules (ASC Topic 718) for 2009. The Company therefore incurred approximately $1.7 million of costs under the Monitoring Fee Agreement in 2009. Mr. Perlman controls Compass Partners, L.L.C. and owns 99% of the outstanding stock of Compass Partners, L.L.C., and Compass Partners, L.L.C. directed the Company to issue one half of such shares to each of Mr. Perlman and Mr. Price.

Compensation Risk Assessment

As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may increase the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. The Compensation Committee believes that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and that the various components of the Company’s overall compensation program, taken as a whole, do not encourage excessive risk taking. The Compensation Committee believes that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Grants of Plan-Based Awards in 2011

The Company did not make any grants of awards to our NEOs during the fiscal year ended December 31, 2011.

Outstanding Equity Awards at Fiscal Year End 2011

The following table sets forth information regarding outstanding option awards held by our NEOs as of December 31, 2011.

		Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Richard E. Perlman	3/26/2010	514,110	—	$6.63	3/26/2020
James K. Price	3/26/2010	514,110	—	6.63	3/26/2020
J. Miguel Fernandez de Castro	4/3/2009	200,462	—	2.80	4/3/2019
	2/15/2010	1,728	3,454	4.86	2/15/2020
	10/6/2010	34,271	68,551	11.67	10/6/2020
Wesley J. Campbell	8/7/2008	204,518	—	2.80	8/7/2018
	2/15/2010	2,160	4,318	4.86	2/15/2020
	10/6/2010	34,271	68,551	11.67	10/6/2020
Kevin J. Kozlowski	8/7/2008	100,231	—	2.80	8/7/2018
	8/14/2009	30,847	—	3.89	8/14/2019
	2/15/2010	864	1,727	4.86	2/15/2020
	10/6/2010	17,136	34,275	11.67	10/6/2020
Crystal B. Patmore	4/3/2009	89,969	—	2.80	4/3/2019
	2/15/2010	4,283	8,570	4.86	2/15/2020
	10/6/2010	17,136	34,275	11.67	10/6/2020

(1)	Options granted to NEOs other than Messrs. Perlman and Price in 2010 are exercisable in one-third annual increments beginning one year from the grant date.

Option Exercises and Stock Vested 2011

The following table sets forth:

•	the number of shares of common stock acquired by the executives named in the Summary Compensation Table upon the exercise of stock options during the fiscal year ended December 31, 2011.

•
the aggregate dollar amount realized on the exercise date for such options computed by multiplying the number of shares acquired by the difference between the market value of the shares on the exercise date and the exercise price of the options.

Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Name
Richard E. Perlman	—	$—
James K. Price	—	—
J. Miguel Fernandez de Castro	—	—
Wesley J. Campbell	—	—
Kevin J. Kozlowski	—	—
Crystal B. Patmore	—	—
Joshua W. LeMaire	85,683	905,586

Potential Payments upon Termination or Change of Control

Except with respect to the automatic vesting of options in connection with termination following a change of control, none of the NEOs are entitled to receive any payments upon termination of employment, regardless of the reason thereof. The table below sets forth the stock options that would vest (and the related exercise price) if each of the NEOs had been terminated as of December 31, 2011 following a change of control.

	Number of Stock Options That Will Vest	Option Exercise Price ($)	Value Realized on Vesting($) (1)

Name
Richard E. Perlman	—	$—	—
James K. Price	—	—	—
J. Miguel Fernandez de Castro	3,454	4.86	15,957
	68,551	11.67	—
Wesley J. Campbell	4,318	4.86	19,949
	68,551	11.67	—
Kevin J. Kozlowski	1,727	4.86	7,979
	34,275	11.67	—
Crystal B. Patmore	8,570	4.86	39,593
	34,275	11.67	—

(1)	Based on closing price of the Company’s common stock on December 30, 2011 of $9.48.

Josh LeMaire resigned as an executive officer of the Company on May 17, 2011, and his employment with the Company terminated on July 1, 2011. Under the terms of a Separation and Release Agreement between the Company and Mr. LeMaire dated May 19, 2011, the Company paid Mr. LeMaire a cash severance payment of $209,000 following the termination of his employment, and Mr. LeMaire agreed not to compete with the Company or solicit its clients, contractors or employees for a period of twenty-four months following the termination of his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No current member of our Compensation Committee has ever been an officer or employee of ours. None of our executive officers serves, or has served during the past fiscal year, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

The members of our Compensation Committee do not have any interlocking relationships as defined under SEC regulations.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2011, to which we have been a party in which the amount involved or exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or persons or entities affiliated with them, had or will have a direct or indirect material interest.

RedRidge Finance Group

RedRidge Finance Group (“RedRidge”) provides us with financial due diligence services in connection with our acquisition program and served as our financial advisor with respect to our prior credit facility. P&P Investments, LLC (“P&P”), a company owned by Messrs. Perlman and Price, owns approximately 33% of RedRidge. Pursuant to a letter agreement dated December 11, 2009, as subsequently amended, P&P and Messrs. Perlman and Price agreed to waive any right to distributions from RedRidge related to all fees RedRidge receives in connection with services provided to the Company. In 2011, we paid RedRidge approximately $490,000 for diligence services for services rendered during 2011.

Compass Partners Lease

In June 2010, the Company entered into a lease agreement with Compass Partners, L.L.C. (“Compass”), an entity owned and controlled by Mr. Perlman, for corporate office space located at 655 Madison Avenue, 23rd Floor, New York, New York 10065. Pursuant to the lease, which runs from April 1, 2010 through June 30, 2014, the Company pays Compass a monthly rental fee.  Rental fees paid to Compass in 2011 totaled $132,000 in 2011.

OWNERSHIP OF DIRECTORS, PRINCIPAL STOCKHOLDERS
AND CERTAIN EXECUTIVE OFFICERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 12, 2012, subject to certain assumptions set forth in the footnotes, for:

●             each stockholder, or group of affiliated stockholders, who we know beneficially owns more than 5% of the outstanding shares of our common stock;

●             each of our current directors;

●             each of our named executive officers; and

●             all of our current directors and current executive officers as a group.

Beneficial ownership is determined in accordance with rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names.

The number of shares and percentages of beneficial ownership set forth below are based on 34,057,493 shares of common stock outstanding as of March 12, 2012.

Unless otherwise indicated, the address of each of the individuals and entities named in the table below under “NEOs and Directors” is ExamWorks Group, Inc., 3280 Peachtree Road, N.E., Suite 2625, Atlanta, GA 30305.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Outstanding Shares
5% Stockholders
Entities affiliated with Federated Investors, Inc.(2)	4,418,617	12.97%
William Blair & Company, L.L.C.(3)	1,881,582	5.52%

NEOs and Directors
Richard E. Perlman(4)	2,020,985	5.85%
James K. Price(5)	2,031,665	5.88%
Wesley Campbell(6)	243,108	*
J. Miguel Fernandez de Castro(7)	343,376	1.00%
Kevin Kozlowski(8)	258,243	*
Crystal Patmore(9)	242,385	*
Peter B. Bach(10)	24,217	*
Peter M. Graham(11)	51,284	*
J. Thomas Presby(12)	177,911	*
William A. Shutzer(13)	1,162,266	3.41%
David B. Zenoff(14)	35,467	*
All directors and executive officers as a group (12 persons)(15)	6,636,489	18.50%

* Less than 1%.

(1)	This column lists all shares of common stock beneficially owned, including all shares of common stock that can be acquired through warrant or option exercises within 60 days of March 12, 2012.

(2)
Based on the most recently available amendment to Schedule 13G filed with the SEC on February 9, 2012.  Federated Investors, Inc. (“Federated”) is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the “Investment Advisers”), which act as investment advisers to registered investment companies and separate accounts that own shares of common stock in ExamWorks (the "ExamWorks Securities").  The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated.  All of Federated’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Trust”) for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, the “Trustees”).  The Trustees joined in filing the Schedule 13G because of the collective voting control that they exercise over Federated. In accordance with Rule 13d-4 under the Exchange Act, as amended, Federated, the Trust, and each of the Trustees disclaim beneficial ownership of the ExamWorks Securities. Federated's address is Federated Investor Tower, Pittsburgh, PA 15222-3779.

(3)	Based on the Schedule 13G filed with the SEC on January 30, 2012.

(4)
Shares beneficially owned by Mr. Perlman include (i) 514,110 shares of common stock issuable upon exercise of currently vested stock options and (ii) 1,506,875 shares of common stock.  Of the shares of common stock held, Mr. Perlman owns 1,355,966 shares of common stock directly, 112,342 shares of common stock through a Roth IRA, and 38,567 shares of common stock indirectly through Compass Partners, of which Mr. Perlman is president.  1,355,966 shares of common stock held by Mr. Perlman are pledged as security.

(5)
Shares beneficially owned by Mr. Price include (i) 514,110 shares of common stock issuable upon exercise of currently vested stock options and (ii) 1,517,555 shares of common stock.  1,159,955 shares of common stock held by Mr. Price are pledged as security.

(6)	Shares beneficially owned by Mr. Campbell include 243,108 shares of common stock issuable upon exercise of currently vested stock options.

(7)
Shares beneficially owned by Mr. Fernandez de Castro include (i) 238,188 shares of common stock issuable upon exercise of currently vested stock options and (ii) 105,188 shares of common stock.  Of the shares of common stock held, Mr. Fernandez de Castro owns 95,188 shares of common stock directly and 10,000 shares of common stock through a Rollover IRA.

(8)	Shares beneficially owned by Mr. Kozlowski include (i) 149,942 shares of common stock issuable upon exercise of currently vested stock options and (ii) 108,301 shares of common stock.

(9)	Shares beneficially owned by Ms. Patmore include (i) 115,671 shares of common stock issuable upon exercise of currently vested stock options and (ii) 126,714 shares of common stock.

(10)
Shares beneficially owned by Dr. Bach include (i) 6,240 shares of restricted stock issued pursuant to the Plan that are not yet vested, but are eligible to be voted and (ii) 17,977 shares of common stock.  The restricted shares will vest upon the earlier of (a) August 4, 2012 or (b) the occurrence of a change of control, as defined in the Plan.

(11)
Shares beneficially owned by Mr. Graham include (i) 5,873 shares of restricted stock issued pursuant to the Plan that are not yet vested, but are eligible to be voted and (ii) 45,411 shares of common stock.  The restricted shares will vest upon the earlier of (a) August 4, 2012 or (b) the occurrence of an event of change of control, as defined in the Plan.

(12)
Shares beneficially owned by Mr. Presby include (i) 7,712 shares of common stock issuable upon exercise of currently vested stock options, (ii) 6,607 shares of restricted stock issued pursuant to the Plan that are not yet vested, but are eligible to be voted, and (iii) 163,592 shares of common stock. The restricted shares will vest upon the earlier of (a) August 4, 2012 or (b) the occurrence of an event of change of control, as defined in the Plan.

(13)
Shares beneficially owned by Mr. Shutzer include (i) 6,240 shares of restricted stock issued pursuant to the Plan that are not yet vested, but are eligible to be voted and (ii) 1,156,026 shares of common stock.  Of the shares of common stock held, Mr. Shutzer owns 1,156,026 shares of common stock directly and 555,061 shares of common stock through the Shutzer Family Grantor Retained Annuity Trust.  The restricted shares will vest upon the earlier of (a) August 4, 2012 or (b) the occurrence of a change of control, as defined in the Plan. Mr. Shutzer disclaims beneficial ownership of 25,705 shares owned by the Shutzer Family Limited Partnership, of which Mr. Shutzer’s wife is a general partner.

(14)
Shares beneficially owned by Dr. Zenoff include (i) 6,240 shares of restricted stock issued pursuant to the Plan that are not yet vested, but are eligible to be voted and (ii) 29,227 shares of common stock. Of the shares of common stock held, Dr. Zenoff owns 10,904 shares of common stock directly and 18,323 shares of common stock through the David B. Zenoff and Associates Inc. Profit Sharing Trust.  The restricted shares will vest upon the earlier of (a) August 4, 2012 or (b) the occurrence of a change of control, as defined in the Plan.

(15)	Shares beneficially owned include 1,817,113 shares of common stock issuable upon exercise of options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own greater than 10% of our common stock to file certain reports with the SEC. Based on a review of the copies of the reports furnished to us and the written representations of such reporting persons, we believe that all reports that were required to be filed under Section 16(a) of the Exchange Act were timely filed during fiscal year 2011.

EXECUTIVE OFFICERS

The following table and descriptions sets forth certain information concerning our executive officers, which includes information about each officer’s age (as of March 12, 2012) and the position such officer holds.

Name	Age	Position
Richard E. Perlman	65	Executive Chairman of the Board
James K. Price	53	Chief Executive Officer and Director
Wesley J. Campbell	45	President
J. Miguel Fernandez de Castro	40	Senior Executive Vice President and Chief Financial Officer
Kevin J. Kozlowski	48	Chief Information Officer
Crystal B. Patmore	40	Executive Vice President
Clare Y. Arguedas	30	Executive Vice President, General Counsel and Secretary

For biographical information regarding Messrs. Perlman and Price, please see “Information About Directors Continuing in Office” above.

Wesley J. Campbell has been our President since July 2008. Mr. Campbell manages the daily corporate operations and oversees the integration of newly acquired companies. During his career, Mr. Campbell has played a key role in acquiring and integrating over 80 companies and has over 20 years experience in the medical and dental technology industries. From April 2007 to July 2008, Mr. Campbell served as Chief Operations Officer of 360Imaging, Inc., a diagnostic imaging company for dentists. Mr. Campbell served as Vice President of International of PracticeWorks, Inc. from May 2006 to May 2007, President of PracticeWorks, Inc. from October 2003 to May 2006 and Vice President of Operations of PracticeWorks, Inc. from March 2001 to October 2003. From October 1997 to March 2001, Mr. Campbell served as Vice President of Technical Services for AMICAS, Inc. (formerly VitalWorks Inc.) and from March 1986 to October 1997 served as General Manager of Commercial Computers, Inc., a medical software company. Mr. Campbell graduated from DeVry Institute of Technology.

J. Miguel Fernandez de Castro has been our Senior Executive Vice President and Chief Financial Officer since March 2009. Mr. Fernandez de Castro manages the finance and treasury functions. Mr. Fernandez de Castro was Senior Vice President and Chief Financial Officer of TurboChef Technologies, Inc. from October 2007 to February 2009, and Vice President of Finance and Controller from April 2004 to February 2009. From October 2003 to February 2004, Mr. Fernandez de Castro served as the Controller of PracticeWorks, Inc. and served as Director of Financial Reporting from August 2000 until its acquisition by The Eastman Kodak Company in October 2003, during which time PracticeWorks was a publicly-traded company. Mr. Fernandez de Castro served as Manager of Financial Reporting of AMICAS, Inc. (formerly VitalWorks Inc.) from August, 2000 until the completion of the spin-off of PracticeWorks, Inc. in March 2001. Mr. Fernandez de Castro began his career in the audit services group of BDO Seidman, LLP, which provides assurance, tax, financial advisory and consulting services. Mr. Fernandez de Castro is a Certified Public Accountant and a member of the Georgia Society of CPAs. Mr. Fernandez de Castro received a B.A. in Economics and Spanish and a Masters in Accounting from the University of North Carolina at Chapel Hill.

Kevin J. Kozlowski has been our Chief Information Officer since July 2008. Mr. Kozlowski oversees our information systems, architecture and infrastructure and has more than 25 years of experience in the healthcare information technology industry. From July 2007 to July 2008, Mr. Kozlowski served as Chief Technology Officer of 360Imaging, Inc. From October 2003 to June 2007, Mr. Kozlowski served as Vice President, Research and Development at Kodak Dental Systems, a dental products company, and from March 2001 to October 2003 at PracticeWorks, Inc. Mr. Kozlowski was Vice President of Research and Development for the Dental Division of AMICAS, Inc. (formerly VitalWorks Inc.) from December 1999 until the completion and spin-off of PracticeWorks, Inc. in March 2001. Mr. Kozlowski was President and founder of Human Touch Software from 1984 to December 1999, where he was the lead developer of the PatientBase dental practice management system. Mr. Kozlowski received a B.S. in computer science from California State University at Sacramento.

Crystal B. Patmore has been our Executive Vice President since March 2009. Ms. Patmore oversees our global human resources functions and is also responsible for our risk management and compliance functions. From December 2003 to February 2009, Ms. Patmore served as Vice President of Human Resources and Director of Business Development for TurboChef Technologies, Inc. From March 2001 to October 2003, Ms. Patmore was the Controller at PracticeWorks, Inc. From 1997 to March 2001, Ms. Patmore served as the Accounting Manager at AMICAS, Inc. (formerly VitalWorks Inc.). Ms. Patmore started her career at International Computer Solutions and American Medcare. Ms. Patmore holds a B.B.A. in accounting from Georgia State University.

Clare Y. Arguedas has been our Executive Vice President, General Counsel and Secretary since February 2010. Ms. Arguedas manages the legal affairs of the Company. Prior to joining ExamWorks, Ms. Arguedas was an attorney at the law firm of Paul Hastings LLP from September 2006 to February 2010, during which time she was named a Leading Lawyer for Business by Chambers USA. Ms. Arguedas received a B.A. from the University of Pennsylvania and a J.D. from Emory University School of Law.

PROPOSALS BY HOLDERS OF COMMON STOCK

Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the Company’s proxy materials to be distributed in connection with the 2013 Annual Meeting of Stockholders must submit their proposals so that they are received at the Company’s principal executive offices no later than the close of business on November 28, 2012. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In accordance with the Bylaws, in order to be properly brought before the 2013 Annual Meeting, a stockholder’s notice of the matter the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to, or mailed and received by the Company’s General Counsel and Secretary, Clare Arguedas, at the Company’s principal executive offices no less than 60 days, and no more than 90 days before the one year anniversary of the date of the prior years’ annual meeting; provided, however, that if the date of the 2013 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 60th day prior to such annual meeting, or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made. As a result, any notice given by a stockholder pursuant to these provisions of the Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than February 8, 2013, and no later than March 10, 2013, unless the Company’s annual meeting date in 2012 is more than 30 days before or more than 60 days after May 9, 2013.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in the Bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about the requirements imposed by the Bylaws and SEC regulations. The Company will not consider any proposal or nomination that does not meet the Bylaws’ requirements and the SEC’s requirements for submitting a proposal or nomination.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one copy of the proxy materials (including the notice and/or this Proxy Statement and annual report on Form 10-K) is being delivered to multiple beneficial stockholders who share an address, unless the Company or its authorized agents have received contrary instructions from any such stockholder. These documents are available on the Company’s Website. In addition, the Company will deliver promptly, upon written or oral request, a separate copy of the proxy materials and all other enclosed documents to any stockholder to which a single copy was delivered at a shared address. Any instructions to receive a separate copy of such mailings in the future, or request to receive a copy of this Proxy Statement or enclosed documents, may be made in writing to the Company’s General Counsel and Secretary, Clare Arguedas, at the offices of the Company, 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305, (404) 952-2400. If multiple beneficial stockholders who share an address are currently receiving multiple copies of the proxy materials (including the notice and/or this Proxy Statement and annual report on Form 10-K), any instructions to receive a single copy of the materials at the address may be made using the contact information and instructions in the previous sentence.

 If you are a beneficial holder and have previously provided a broker with permission to receive only one copy of the proxy materials at a shared address, you must provide any revocation of such permission to that broker.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SIGN, COMPLETE, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, OR VOTE BY TELEPHONE OR OVER THE INTERNET FOLLOWING THE INSTRUCTIONS ON THE PROXY.

By Order of the Board of Directors /s/ Richard E. Perlman Richard E. Perlman Executive Chairman of the Board

March 28, 2012

ExamWorks

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M44757-P20340 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

EXAMWORKS GROUP, INC.

The Board of Directors recommends you vote FOR election of the following Class II director nominees to the Board of Directors.

	For All	Withhold All	For All Except
1. **Nominees:**	☐	☐	☐

01) Peter B. Bach
02) Peter M. Graham
03) William A. Shutzer

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR proposal 2.

	For	Against	Abstain
2. Proposal to ratify the selection of KPMG LLP as independent registered public accountants for the year ending December 31, 2012.	☐	☐	☐

NOTE: The proxies will vote in their discretion regarding such other business as may properly come before the meeting.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M44758-P20340

EXAMWORKS GROUP, INC.
Annual Meeting of Stockholders
May 9, 2012 10:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Richard E. Perlman, James K. Price and Clare Arguedas, or either of them, as proxies, each with the power to appoint (**his/her**) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of ExamWorks Group, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on May 9, 2012, at the ExamWorks Global Corporate Headquarters, located at 3280 Peachtree Road NE, Atlanta, GA 30305, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, but this card is signed, this proxy will be voted in accordance with the Board of Directors' recommendations, and in the discretion of the proxies with respect to such other business as may properly come before the meeting.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side